Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Registration Statement Nos. 333-180057, 333-193001, 333-193003 on Form S-8, of our reports dated June 19, 2020, relating to the consolidated financial statements and financial statement schedule of Smith & Wesson Brands, Inc. and subsidiaries, and the effectiveness of Smith & Wesson Brands, Inc. and subsidiaries’ internal control over financial reporting, appearing in this Annual Report on Form 10-K of Smith & Wesson Brands, Inc. for the year ended April 30, 2020.

/s/ Deloitte & Touche LLP

Boston, Massachusetts

June 19, 2020